Exhibit 10.2

4D MOLECULAR THERAPEUTICS, INC.

THIS CONSULTING AGREEMENT (the “Agreement”) by and between 4D Molecular Therapeutics, Inc., a Delaware corporation (the “Company”), and Uneek Mehra (“Consultant”) is effective as of July 15, 2025 (the “Effective Date”). The Company and the Consultant may be referred to herein individually as “Party” or collectively, as “Parties.”

Recitals

WHEREAS, Consultant’s employment with the Company ended on July 15, 2025 (the “Separation Date”); and

Whereas, the Company desires to retain Consultant to provide certain services described below immediately following the Separation Date, and the Company and Consultant desire to enter into this Agreement.

Now Therefore, in consideration of the mutual covenants set forth below, the Parties hereby agree as follows:

Agreement

1.
CONSULTING SERVICES.

Commencing immediately following the Separation Date, the Company hereby retains Consultant, and Consultant hereby shall perform consulting services for the Company upon the Company’s request, as described in Exhibit A attached hereto (the “Services”). The specific nature and amount of the Services to be performed shall be as determined by the Company during the term of this Agreement. Consultant shall only devote such time as is described in Exhibit A to perform Services and shall render the Services at such times as may be mutually agreed upon by Consultant and the Company. Consultant shall perform the Services at any Company location or at other places, upon mutual agreement of the Parties. Consultant will perform the Services, and provide the results thereof, with the highest degree of professional skill and expertise. In performing the Services, Consultant shall liaise directly with the Company’s Chief Executive Officer, President & Chief Operating Officer, Chief Legal Officer, and Controller.

2.
PAYMENTS AND BENEFITS.

Exhibit A sets forth the amount and timing of payment and benefits for the Services and in consideration for the promises contained in this Agreement. The Company will also reimburse Consultant for expenses actually incurred by Consultant in performing the Services, including but not limited to travel and accommodation expenses, so long as such expenses are reasonable and necessary, as determined by the Company and approved in advance by the Company. Consultant shall maintain adequate books and records relating to any expenses to be reimbursed and shall submit invoices for reimbursement in a timely manner and form acceptable to the Company. Except as set forth in any amendment to this Agreement, Consultant shall not be entitled to any other payments or consideration for the Services or in consideration for the promises contained in this Agreement.

3.
INDEPENDENT CONTRACTOR.

The Parties understand and agree that Consultant is an independent contractor and not an agent or employee of the Company. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from Consultant’s fees for taxes or insurance (except as otherwise required by applicable law or regulation). Any payroll and employment taxes, insurance, and benefits imposed on Consultant due to activities performed hereunder will be the sole responsibility of Consultant. Consultant hereby accepts sole liability for complying with all applicable state and federal laws governing obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Consultant under this Agreement. In the event that, notwithstanding this Section 3, Consultant is found by a court of competent jurisdiction to be an employee of the Company, the Parties acknowledge and agree that works of authorship and other intellectual property that would qualify fully for exemption from assignment under the provisions of applicable labor laws, including without limitation Section 2870 of the California Labor Code, shall not constitute Inventions for the purposes of assignment under Sections 6.1-6.3 of this Agreement. Consultant shall not use the Company’s trade names, trademarks, service names or servicemarks without the prior approval of the Company.

4.
NO INSTITUTIONAL AFFILIATIONS.

Consultant represents and warrants that Consultant is not a member of the faculty of any academic or not-for-profit institution (the “Institute”) and is not subject to any Institute’s policies, including without limitation policies concerning consulting, conflicts of interest and intellectual property. Consultant shall promptly notify the Company in writing if Consultant becomes subject to any Institute’s policies during the term of this Agreement.

5.
RECOGNITION OF COMPANY’S RIGHTS; NONDISCLOSURE.

Consultant recognizes that the Company is engaged in a continuous program of research and development respecting its present and future business activities.

5.1
Consultant affirms that at all times during the term of Consultant’s association with the Company and thereafter, Consultant has and will hold in strictest confidence and will not disclose, use, reproduce, present or publish all or any part of the Company’s Proprietary Information (defined below) in any form, except to the extent such disclosure, use, presentation, reproduction or publication was or may be required in direct connection with Consultant’s employment or performing the requested Services for the Company or is expressly authorized in writing by an officer of the Company. Consultant acknowledges the confidential and secret character of the Proprietary Information, and agrees that the Proprietary Information is and will remain the sole property of the Company. Consultant shall take all reasonable precautions to prevent any unauthorized disclosure of the Proprietary Information, including, but not limited to, having each employee, agent, or representative of Consultant, if any, with access to any Proprietary Information execute a nondisclosure agreement containing provisions in the Company’s favor substantially similar to Section 5 of this Agreement. Upon termination of this Agreement, Consultant will cease using and return to Company, or at Company’s sole option, destroy, all whole and partial copies and derivatives of the Proprietary Information, whether in Consultant’s possession or under Consultant’s direct or indirect control; provided that Consultant may retain a single copy of any records relating to payments made from Company to Consultant and this Agreement.
5.2
The term “Proprietary Information” shall mean any and all trade secrets, confidential or proprietary knowledge, know-how, data, information or materials that relate to the Company’s business, business practices, customer lists, strategies, designs, products, processes, technologies and inventions or that belong to the Company, in whatever form and whether or not marked as confidential or proprietary, including, without limitation, all derivatives, improvements and enhancements to any of the above, whether provided to Consultant, learned or observed by Consultant, or created or developed by Consultant under this Agreement.
5.3
The obligations of confidentiality set forth in Section 5.1 will not apply to the extent that it can be established by Consultant beyond a reasonable doubt that such Proprietary Information: (a) was generally available to the public or otherwise part of the public domain at the time of disclosure;

(b)
became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of Consultant; (c) was already known to Consultant, without confidentiality restrictions, at the time of disclosure, as shown by Consultant’s written records; (d) was disclosed to Consultant, without confidentiality restrictions, by a third party who had no obligation not to disclose such information to others; or (e) was developed independently by Consultant without any use of the Proprietary Information, as shown by Consultant’s written records.
5.4
In addition, Consultant understands that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Consultant’s association and thereafter, Consultant will hold Third Party Information in the strictest confidence and will not disclose or use Third Party Information, except in connection with Consultant’s performing requested Services for the Company, or as expressly authorized in writing by an officer of the Company.
5.5
Consultant acknowledges that the Company has provided Consultant with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (a) Consultant will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (b) Consultant will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (c) if Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the Proprietary Information to its attorney and use the Proprietary Information in the court proceeding, if Consultant files any document containing the Proprietary Information under seal, and does not disclose the Proprietary Information, except pursuant to court order.
5.6
Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Consultant shall be bound by all such obligations and restrictions that are known to him and to take all action necessary to discharge the obligations of the Company under such agreements.
6.
INTELLECTUAL PROPERTY RIGHTS.
6.1
Consultant shall promptly and fully disclose to the Company any and all ideas, inventions, technologies, discoveries, improvements, know-how, techniques, works of authorship, work product, materials, software and other deliverables, whether patentable or unpatentable, copyrightable or uncopyrightable, including, but not limited to, any documentation, formula, design, device, code, method, process, discovery, concept, development, machine or contribution, that Consultant creates, conceives, reduces to practice or develops, in whole or in part, alone or in conjunction with others, during or as a result of performing the Services for the Company under this Agreement, and all patent, copyright, trademark, trade secret and other intellectual property rights therein, whether now known or hereafter recognized in any jurisdiction (collectively, the “Inventions”). Consultant shall keep and maintain adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by the Company) of all Services provided and results thereof and such records shall be available to and remain the sole property of the Company at all times. Any and all Inventions, including without limitation all patent rights, copyrights, trade secrets and trademark rights therein, shall be the sole and exclusive property of the Company.

6.2
Consultant hereby assigns to the Company, and shall assign automatically without requirement of further writing when first reduced to practice or recorded in a tangible medium, Consultant’s entire right, title and interest in and to all Inventions and intellectual property rights therein.
6.3
Consultant shall (a) cooperate and provide reasonable assistance to the Company to obtain, maintain and from time to time enforce United States and foreign patents, copyrights, invention assignments, copyright assignments and other rights and protections claiming, covering or relating to the Inventions in any and all countries and (b) otherwise assist the Company as reasonably required by the Company to perfect in the Company the rights, title and other interests in any Inventions. Reasonable costs related to such assistance, if required, will be paid by the Company. Consultant’s obligations under this Section 6.3 shall continue beyond the termination of this Agreement, but if Consultant is called upon to render such assistance after the termination of this Agreement, Consultant shall be entitled to a fair and reasonable rate of compensation for such assistance. Consultant shall, in addition, be entitled to reimbursement of any reasonable expenses incurred at the request of the Company relating to such assistance after the term of this Agreement. Consultant hereby waives any moral rights Consultant may have in any copyrightable Invention. If the Company is unable for any reason, after reasonable effort, to secure the signature of Consultant on any document needed in connection with the actions specified above, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in Consultant’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 6.3 with the same legal force and effect as if executed by Consultant.
6.4
Consultant shall submit to the Company any proposed publication that contains any discussion relating to the Company, Proprietary Information, Inventions or work performed by Consultant for the Company hereunder. Consultant shall not make any such publication without the prior written consent of the Company, which consent shall not be unreasonably withheld.
6.5
Consultant hereby grants to Company a non-exclusive, royalty-free, perpetual, irrevocable, worldwide right and license, with right to sublicense, under and to Consultant’s Background IP for the purpose of developing, marketing, selling and supporting products and services of the Company or its affiliates or subsidiaries, either directly or through multiple tiers of distribution, but not for the purpose of licensing Consultant’s Background IP separately from products and services of the Company or its affiliates or subsidiaries. For purposes of this Agreement, “Consultant’s Background IP” means any and all technology and intellectual property rights that do not constitute Inventions and that are owned or controlled by Consultant prior to the date of this Agreement and are used in provision of the Services.
7.
NONCOMPETITION AND NONSOLICITATION OF EMPLOYEES.
7.1
During the term of this Agreement, Consultant will not, without the prior notification of the Company, directly or indirectly, participate in or assist any commercial business activity that competes in any way with any business then being conducted or planned by the Company. Prior to and during Consultant’s participation or assistance in any such third party work, Consultant shall promptly and fully disclose to the Company’s Chief Legal Officer of such participation or assistance so that the Company may evaluate any potential conflicts of interest.
7.2
During the term of this Agreement and for one (1) year after its termination, Consultant will not personally or through others recruit, solicit or induce any employee, independent contractor or consultant of the Company to terminate his or her employment or engagement with the Company; provided, however, that general public solicitations and advertisements not directed at employees or contractors to the Company, and the extension of offers to persons who respond to such general solicitations and advertisements, will not be deemed violations of this Section 7.2. During the term of this Agreement, Consultant will not solicit the business of any customer or client of the Company on Consultant’s own behalf or on behalf of any person or entity other than the Company.
7.3
If any restriction set forth in Sections 7.1 and 7.2 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
8.
REPRESENTATIONS AND WARRANTIES; COVENANTS.
8.1
Consultant represents and warrants that Consultant has good and marketable title to all Inventions, and that the Inventions will be free and clear of all liens, claims, encumbrances or demands of third parties, including without limitation any claims by any such third parties of any right, title, or interest in or to the Inventions.
8.2
Consultant covenants that Consultant will perform the Services in compliance with all applicable laws, including without limitation all applicable United States and foreign laws and regulations, privacy laws and import/export control laws. Without limiting the foregoing, Consultant represents and warrants that Consultant (including, as applicable, any of Consultant’s agents who will be performing the Services) (a) is not under investigation by the U.S. Food and Drug Administration for debarment action or is presently debarred under the Federal Food, Drug, and Cosmetic Act, as amended or pursuant to the Generic Drug Enforcement Act of 1992 (21 USC 301 et seq.) or listed on the HHS/OIG List of Excluded Individuals/Entities or the System for Awards Management; or
(b)
has not violated, and is not under investigation for violating, any state or federal health care programs, and any federal or state anti-kickback laws or regulations.
8.3
Consultant represents and warrants that Consultant has all necessary rights to license Consultant’s Background IP, and to assign all Inventions to the Company. Consultant further represents and warrants that Consultant’s engagement by the Company pursuant to this Agreement does not and will not breach or conflict with any agreement with any third party, former employees or other client of Consultant, including without limitation any agreement to keep in confidence any proprietary information of another entity acquired by Consultant in confidence or in trust prior to the date of this Agreement. Consultant further represents and warrants that, if applicable, each employee, subcontractor, agent or other person performing Services under this Agreement on behalf of Consultant has executed an agreement with Consultant whereby all right, title and interest in and to Consultant’s Background IP and Inventions created by such individual has been effectively assigned to Consultant, and which include further assurance provisions equivalent to those set forth in Section 8.3.
8.4
Consultant shall not enter into any agreement that conflicts with this Agreement.
9.
NO IMPROPER USE OF MATERIALS.

Consultant shall not bring to the Company or use in the performance of the Services for the Company any materials or documents of a present or former employer of Consultant, or any materials or documents obtained by Consultant from a third party under a binder of confidentiality, unless such materials or documents are generally available to the public or Consultant has authorization from such third party for the possession and unrestricted use of such materials. Consultant understands that Consultant is not to breach any obligation of confidentiality that Consultant has to present or former employers or clients, and Consultant shall fulfill all such obligations during the term of this Agreement.

10.
TERM AND TERMINATION.
10.1
This Agreement, and Consultant’s Services hereunder, shall commence immediately following the Separation Date and shall continue until September 30, 2025, unless earlier terminated as provided below. At the end of such initial term, the Agreement may be extended for an additional period or periods as mutually agreed to in writing by the Consultant and the Company.
10.2
Consultant or the Company may terminate the Agreement at any time by giving no less than thirty

(30) days prior written notice to the other Party. Notwithstanding the foregoing, the Company may terminate this Agreement effective immediately by giving written notice to Consultant if Consultant breaches or threatens to breach any provision of Sections 5, 6, 7 or 9.

10.3
The obligations set forth in Articles 3 through 9 (inclusive), Section 10.3, Articles 11 through 18 (inclusive) will survive any termination or expiration of this Agreement. Upon termination of this Agreement, Consultant will cease work immediately after giving or receiving such notice of termination, unless otherwise advised by the Company. No later than five (5) business days after the termination or expiration of this Agreement, Consultant will turn over to the Company all physical or personal property that are the property of the Company and that Consultant had in Consultant’s possession, custody or control, including, without limitation, his laptop computer, along with all other equipment and originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, and any other documents concerning the Company’s customers, business plans, marketing strategies, products, processes or business of any kind and/or which contain proprietary information or trade secrets which are in the possession or control of Consultant or his agents or representatives together with all documents and other items containing or pertaining to any Proprietary Information.
11.
ADDITIONAL COVENANTS RELATED TO EMPLOYMENT.
11.1
As soon as administratively practicable on or after the Separation Date, the Company will pay Consultant all accrued but unpaid base salary and all accrued and unused vacation earned through the Separation Date as a result of his employment with the Company and separation therefrom, subject to standard payroll deductions and withholdings. Consultant is entitled to these payments regardless of whether Consultant executes this Agreement. Consultant acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Consultant as a result of his employment with the Company and separation therefrom.
11.2
Consultant acknowledges that this Agreement shall supersede any offer letter, employment agreement, severance and/or change in control agreement entered into between Consultant and the Company regarding Consultant’s employment and each such agreement (other than the option agreements governing Consultant’s Options set forth on Exhibit A and the Policy (as defined below)) shall be deemed terminated and of no further effect as of the Separation Date.
11.3
Consultant agrees that Consultant is and shall continue to be bound by and subject to the terms of the Company’s Policy for Recovery of Erroneously Awarded Compensation effective as of October 2, 2023 (the “Policy”) and compensation received by Consultant during his employment with the

Company or subsequently may be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with the Policy, notwithstanding any other agreement to the contrary.

12.
ASSIGNMENT.

The rights and liabilities of the Parties shall bind and inure to the benefit of their respective successors, heirs, executors, and administrators, as the case may be; provided that, as the Company has specifically contracted for Consultant’s Services, Consultant may not assign or delegate Consultant’s obligations under this Agreement either in whole or in part without the prior written consent of the Company, which may be withheld in the Company’s sole discretion. The Company may assign its rights and obligations hereunder to an affiliate or to any person or entity that succeeds to all or substantially all of the Company’s business to which this Agreement relates, whether by merger, acquisition or other means. Any assignment not in accordance with this Section 12 shall be null and void.

13.
LIMITATION OF LIABILITY.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT WILL THE COMPANY BE LIABLE TO CONSULTANT FOR ANY LOST PROFITS OR LOST BUSINESS OR FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR INDIRECT DAMAGES OF ANY KIND, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, AND REGARDLESS OF WHETHER THE COMPANY HAS BEEN NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY’S MAXIMUM AGGREGATE LIABILITY FOR ANY DAMAGES CLAIM RELATING TO THIS AGREEMENT WILL NOT EXCEED THE AMOUNTS PAID BY THE COMPANY HEREUNDER DURING THE TWELVE

(12) MONTHS PRECEDING SUCH CLAIM. EACH PARTY ACKNOWLEDGES AND AGREES THAT THE FOREGOING LIMITATIONS OF LIABILITY ARE AN ESSENTIAL ELEMENT OF THE AGREEMENT BETWEEN THE PARTIES AND THAT IN THEIR ABSENCE THE ECONOMIC TERMS OF THIS AGREEMENT WOULD BE SUBSTANTIALLY DIFFERENT.

14.
LEGAL AND EQUITABLE REMEDIES.

Because Consultant’s Services are personal and unique and because Consultant may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

15.
GOVERNING LAW; JURISDICTION; SEVERABILITY.

This Agreement will be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California and without giving effect to any law, rule, or principle that would result in the application of the laws of any jurisdiction. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

16.
COMPLETE UNDERSTANDING; MODIFICATION.

This Agreement, the Exhibits mentioned herein, the option agreements governing Consultant’s Options set forth on Exhibit A and the Policy constitute the final, exclusive, and complete understanding and agreement of the Parties and supersedes all prior or contemporaneous understandings and agreements. Any waiver, modification, or amendment of any provision of this Agreement shall be effective only if in writing and signed by the Parties.

17.
NOTICES.

Any notices required or permitted hereunder shall be given to the appropriate Party at the address listed on the first page of the Agreement, or such other address as the Party shall specify in writing pursuant to this notice provision. Such notice shall be deemed given upon personal delivery to the appropriate address, three

(3) days after the date of mailing if sent by certified or registered mail or one (1) day after the date of mailing if sent by overnight mail.

18.
COUNTERPARTS.

This Agreement may be executed in one or more counterparts by facsimile or other reliable electronic reproduction (including, without limitation, transmission by pdf), each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

In Witness Whereof, the Parties have executed this Agreement as of July 15, 2025.

4D Molecular Therapeutics, Inc. Uneek Mehra

By: /s/David Kirn By: /s/Uneek Mehra

Name: David Kirn

Title: Chief Executive Officer

9

Exhibit A

Services and Compensation

Services: The Services shall include, but shall not be limited to, the following:

•
Continuing to serve as the Company’s principal financial officer and principal accounting officer until a successor(s) is named;
•
Exercising oversight and management of the Company’s SEC financial reporting and internal controls over financial reporting;
•
Participation in Company regular disclosure committee meetings, meetings of the Audit Committee and/or Board of Directors, meetings or consultations with the Company’s independent auditors (PwC) and/or tax accountants, in connection with Consultant’s role and responsibilities as principal financial officer and principal accounting officer;
•
Facilitating knowledge transfer to, and reasonable onboarding of, the Company’s finance team and Consultant’s successor(s); and
•
Execution of all applicable certifications in connection with the Company’s quarter end processes and satisfaction of reporting obligations for the quarter ended June 30, 2025, including but not limited to filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, all reasonable activities deemed appropriate or necessary by the CLO in connection with activation of the Company’s then current ATM Program.

Payments and Benefits: As full and complete compensation for performing the Services, the Company shall pay Consultant an hourly fee of $450 per hour payable in arrears pursuant to monthly invoices (provided by Consultant) for the Services performed for the Company, such invoices payable within thirty

(30) days from date of receipt by the Company.

Time to be devoted: Up to 35 hours/month. Any additional hours must be approved by Company’s Chief Executive Officer in advance, in writing.

Consultant will continue to vest in shares of common stock of the Company underlying the option awards set forth below (the “Options”) in accordance with its original vesting schedule, subject to Consultant continuing to provide the Services to the Company and subject to the additional terms and conditions of the Options as forth in the option agreements governing the Options. In the event Consultant ceases to provide the Services, the Options shall cease vesting and any unvested portion shall be forfeited, as of the date of such cessation of Services. Consultant acknowledges and agrees that to the extent any Options remain unexercised as of the three (3)-month anniversary of the Separation Date, such Options shall no longer qualify for favorable tax treatment as “incentive stock option” within the meaning of the Internal Revenue Code of 1986, as amended. Consultant further acknowledges that any vested Options that remains unexercised immediately following the expiration of the three (3)-month anniversary of Consultant’s cessation of Services shall thereupon terminate (other than in the case of death or disability subject to the terms and conditions set forth in the option agreements governing the Options).

Outstanding Option Awards

Grant Date	Grant No.	Type	Total # Shares in Grant	Vested/ Exercisable shares as of July 15, 2025	Unvested shares as of July 15, 2025	Exercise Price
10/10/2023	00001285	2020/ISO	33,276	16,638	16,638	$12.02
10/10/2023	00001286	2020/NQ	196,358	88,611	107,747	$12.02
12/11/2023	00001642	2020/NQ	75,000	29,687	45,313	$14.42
03/06/2025	00002336	2020/ISO	32,282	1	32,281	$4.14
03/06/2025	00002337	2020/NQ	97,718	10,832	86,886	$4.14